Exhibit 35.2
ANNUAL COMPLIANCE CERTIFICATE
ADS Alliance Data Systems, Inc. (the “Servicer”) hereby certifies as of December 31, 2010 as follows:
1. The undersigned has reviewed, for the period beginning January 1, 2010 and ending December 31, 2010: (a) the activities of the Servicer as they related to the Second Amended and Restated Service Agreement, dated as of April 1, 2006 (as amended and restated by the Third Amended and Restated Service Agreement, dated as of May 15, 2008, the “Servicing Agreement”), between the Servicer and World Financial Network National Bank and (b) the Servicer’s performance under the Servicing Agreement. Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.
2. To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Servicing Agreement, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the period beginning January 1, 2010 and ending December 31, 2010.
This report is delivered pursuant to Item 1123 of Regulation AB.

ADS ALLIANCE DATA SYSTEMS, INC.
/s/ Laura Santillan
Name:	Laura Santillan
Title:	SVP and Chief Accounting Officer